Exhibit 10.16

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made and entered into as of April 7, 2017, by and between 21st CENTURY TECHBANQ PASADENA LLC, a California limited liability company (the “Landlord”), and ROCKLEY PHOTONICS, INC., a Delaware corporation (the “Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated November 20, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated April 27, 2016 (the “First Amendment” and collectively with the Original Lease, the “Existing Lease”), for the premises consisting of approximately 7,678 rentable square feet, commonly known as Suites 600 and 610 (the “Existing Premises”), on the 6th floor of the office building located at 234 E. Colorado Boulevard, Pasadena, CA 91101 (the “Building”).

B. Tenant desires to (a) expand the Existing Premises to include that certain space consisting of approximately 912 rentable square feet, commonly known as Suite 200 (the “Expansion Premises”), located on the 2nd floor of the Building, as shown on Exhibit A attached hereto and incorporated herein, and (b) make other modifications to the Existing Lease. In connection therewith, Landlord and Tenant desire to amend the Existing Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

AGREEMENT

1. Definitions. All capitalized terms used herein, unless otherwise expressly defined in this Second Amendment, shall have the meanings ascribed to them in the Existing Lease. Unless the context clearly indicates otherwise, all references to the “Lease” shall hereafter be deemed to refer to the Existing Lease as amended hereby. In the event of any inconsistency between the terms of the Existing Lease and the terms of this Second Amendment, the terms of this Second Amendment shall control.

2. Modification of Premises. Effective as of the Expansion Premises Commencement Date (as defined in Section 3, below), Tenant shall lease from Landlord, and Landlord shall lease to Tenant, the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Premises Commencement Date, increase the size of the Premises to approximately 8,590 rentable square feet. The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

3. Expansion Premises Term. The term of Tenant’s lease of the Expansion Premises shall commence on the date (the “Expansion Premises Commencement Date”) of Landlord’s delivery of the Expansion Premises to Tenant for occupancy upon Substantial Completion (as such term is defined in Construction Rider attached to this Second Amendment as Exhibit B and incorporated herein) of Tenant Improvements in the Expansion Premises (as set forth in Exhibit

B), and shall expire coterminously with Tenant’s lease of the Existing Premises on the Lease Expiration Date (i.e., March 31, 2021), unless sooner terminated as provided in the Lease, as hereby amended. Landlord and Tenant anticipate that the Expansion Premises Commencement Date will occur on or prior to May 1, 2017 (the “Anticipated Expansion Premises Commencement Date”). In the event the Expansion Premises Commencement Date occurs later than the Anticipated Expansion Premises Commencement Date for any reason, neither Landlord nor Landlord’s representatives shall be liable to Tenant for any claims, damages or liabilities resulting from any such delay, and the Lease shall remain in full force and effect; provided, however, in the event the Expansion Premises are not delivered to Tenant for occupancy by May 15, 2017 (the “Outside Date”), for any reason other than Tenant Delay (as such term is defined in Exhibit B herein), Tenant may elect to terminate this lease of the Expansion Premises upon not less than ten (10) days prior written notice to Landlord, and Landlord shall, upon expiration of such ten (10) day period, return to Tenant the Security Deposit, which Tenant provided to Landlord in accordance with Section 7.1 herein. When the Expansion Premises Commencement Date has been established, Landlord and Tenant shall, at the request of either party, confirm the Expansion Premises Commencement Date and Expansion Premises Expiration Date in writing; provided, however, that the failure of Tenant to execute such confirmation shall not affect the determination of the Expansion Premises Commencement Date.

4. Beneficial Occupancy. Tenant shall have the right to enter and occupy the Expansion Premises not earlier than ten (10) calendar days prior to the Anticipated Expansion Premises Commencement Date (unless Landlord notifies Tenant in writing the Expansion Commencement Date will occur prior to or later than the Anticipated Expansion Premises Date, then ten (10) calendar days prior to such earlier or later date, as applicable) for the sole purpose of delivery and installation of Tenant’s Trade Fixtures (as such term is defined in Section 6.5 of the Original Lease), and personal property, performance of IT/networking and electrical work (provided, however, that such IT/networking and/or electrical work shall be completed in accordance with all applicable laws and regulations and any necessary permits, which permits shall be obtained by Tenant, at its sole cost and expense, prior to commencement of any such work, and shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed), and moving into the Expansion Premises, provided (i) Tenant has delivered to Landlord the required certificates of insurance for the Expansion Premises in accordance with Article 11 of the Original Lease, (ii) Tenant or its representatives do not interfere with Landlord or Landlord’s contractor in completing the Tenant Improvements, and (iii) all of the te1ms and conditions of the Lease (as hereby amended) shall apply, other than Tenant’s obligation to pay Base Rent and Tenant’s Share of Additional Rent in connection with the Expansion Premises as though the Expansion Premises Commencement Date had occurred (although the Expansion Premises Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 3 of this Second Amendment) upon such occupancy of a portion of the Expansion Premises by Tenant. Nothing contained herein shall affect Tenant’s obligation to pay Base Rent, Tenant’s Share of Additional Rent, and any other amounts due in connection with the Existing Premises. Landlord shall not be responsible for any loss of or damage to Tenant’s Trade Fixtures and/or personal property delivered to the Expansion Premises prior to the Substantial Completion of the Tenant Improvements.

5. Base Rent.

5.1. Existing Premises. Notwithstanding anything to the contrary in the Lease, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Existing Lease.

5.2. Expansion Premises. Commencing on the Expansion Premises Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Date*	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per RSF
Expansion Premises Commencement Date – April 30, 2018	N/A	$2,872.80	$3.15
May 1, 2018 – April 30, 2019	$35,507.81	$2,958.98	$3.24
May 1, 2019 – April 30, 2020	$36,573.04	$3,047.75	$3.34
May 1, 2020 – March 31, 2021	$37,670.23	$3,139.19	$3.44

*

Assumes Expansion Premises Commencement Date of May 1, 2017. In the event the Expansion Premises Commencement Date shall be adjusted in accordance with Section 3 of this Second Amendment, the dates set forth above shall be adjusted to reflect the same.

For clarity, the changes in Base Rent for the Expansion Premises as set forth in this Section 5.2 shall occur on the first (1st) day of each Lease Year throughout the Term. The term “Lease Year” as used herein shall mean each consecutive twelve (12) month period beginning with the Expansion Premises Commencement Date (or the first day of the next calendar month if the Expansion Premises Commencement Date is other than the first day of the month) and ending one year later, and each subsequent twelve (12) month period. The first Lease Year shall include the period between the Expansion Premises Commencement Date and the first day of the month following the Expansion Premises Commencement Date if the Expansion Premises Commencement Date is not the first day of a calendar month. The last Lease Year shall end on the Expansion Premises Expiration Date or date of earlier termination.

6. Tenant’s Share of Additional Rent; Base Year.

6.1. Existing Premises. Tenant shall continue to pay Tenant’s Share of Additional Rent (as defined in Section 3.3 of the Original Lease) in connection with the Existing Premises in accordance with the terms of the Existing Lease, including, but not limited to, Section 3.3 of the Original Lease and Section 6 of the First Amendment.

6.2. Expansion Premises. Except as specifically set forth in this Section 6.2, commencing on the Expansion Premises Commencement Date, Tenant shall pay Tenant’s Share of Additional Rent in connection with the Expansion Premises in accordance with the terms of Section 3.3 of the Original Lease as amended by Section 6 of the First Amendment, provided, however, that (i) Tenant’s Share with respect to the Expansion Premises shall equal 0.74% and Base Year shall be calendar year 2017; and (ii) with respect to the Expansion Premises only, Operating Costs for any calendar year during which average occupancy of the Building is less than ninety-five percent (95%) shall be calculated based upon the Operating Costs that would have been incurred if the Building had an average occupancy of ninety-five percent (95%) during the entire year.

7. Letter of Credit; Security Deposit. Landlord and Tenant acknowledge that, in accordance with the Lease and in connection with the Existing Premises, Tenant has previously delivered to Landlord an unconditional, clean, irrevocable letter of credit (the “L-C”) and that said L-C in the amount of Two Hundred and Seven Thousand Seventy Dollars and 62/100 ($207,070.62) is held by Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Landlord shall continue to hold the L-C in accordance with the terms and conditions of the Lease, including but not limited to Article 4 of the Original Lease, as amended by Section 7 of the First Amendment.

7.1. Expansion Premises Security Deposit. In addition to the L-C held by Landlord pursuant to the Lease, concurrently with the execution by Tenant of this Second Amendment, Tenant shall deliver to Landlord the sum of Three Thousand Two Hundred Thirty-Three Dollars and 36/100 ($3,233.36) to be held by Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, as hereby amended (the “Security Deposit”). If Tenant defaults beyond applicable notice and cure periods with respect to any provisions of the Lease (as hereby amended), including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage in accordance with Section 19.1 of the Original Lease, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent, and Tenant shall, within ten (10) days upon Landlord’s written demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest under the Lease (as hereby amended), within forty-five (45) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, including, but not limited to, any provision of law which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 7.1, and (B) rather than be so limited, Landlord may claim from the Security Deposit (x) any and all sums expressly identified in this Section 7.1, and (y) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default of the Lease, as hereby amended, including, but not limited to, all damages or rent due upon termination of the Lease pursuant to Section 1951.2 of the California Civil Code.

8. Parking. Landlord and Tenant acknowledge that Tenant is currently entitled to a total of twenty-three (23) unreserved parking passes with respect to the Existing Premises. Effective as of the Expansion Premises Commencement Date, and continuing throughout the Lease Term, Tenant shall be entitled to unreserved parking passes with respect to the Expansion Premises in accordance with the terms of the Existing Lease, in an amount equal to three (3) unreserved parking passes for every 1,000 rentable square feet of the Expansion Premises, which represents three (3) unreserved parking passes. For clarity, effective as of the Expansion Premises Commencement Date, Tenant shall be entitled to a total of twenty-six (26) unreserved parking passes with respect to the Premises. All such parking spaces shall continue to be subject to the applicable terms of the Lease, including but not limited to Article 35 of the Original Lease, as amended by Section 8 of the First Amendment, and Exhibit E to the Original Lease.

9. Condition of Premises; Tenant Improvements.

9.1. Existing Premises. Tenant acknowledges that Tenant has been occupying the Existing Premises pursuant to the terms of the Lease, and therefore Tenant continues to accept the Existing Premises in its presently existing, “as-is” condition and acknowledges that except as specifically set forth herein or required by the terms of the Existing Lease, Landlord has no obligation whatsoever to improve, repair, renovate, restore, refurbish or provide any improvement work or services in or to the Existing Premises or to pay for the same, and neither Landlord nor any agent of Landlord has made or herein makes any representation or warranty concerning the Existing Premises, its condition, or its present or continued suitability for Tenant’s use.

9.2. Expansion Premises. Tenant hereby accepts the Expansion Premises in its presently existing, “as-is” condition and acknowledges that except as specifically set forth herein (including Exhibit B), Landlord has no obligation whatsoever to improve, repair, renovate, restore, refurbish or provide any improvement work or services in or to the Expansion Premises or to pay for the same, and neither Landlord nor any agent of Landlord has made or herein makes any representation or warranty concerning the Expansion Premises, its condition, or its present or continued suitability for Tenant’s use. Provided, however, that Landlord shall, at its sole cost and expense, construct certain improvements in the Expansion Premises in accordance with the terms of the Construction Rider attached hereto as Exhibit B.

9.3. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Building, Existing Premises and Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp).

10. Extension Option. Tenant shall continue to have the right to the “Extension Option,” as defined and provided in Article 38 of the Original Lease, which Extension Option may only be exercised with respect to the entire Premises (i.e., the Existing Premises and the Expansion Premises); provided, however, that in the event Tenant exercises its partial termination right with respect to the Expansion Premises, as set forth in Section 11 of this Second Amendment, then the Extension Option shall not apply to the Expansion Premises, but to the entirety of the Premises leased by Tenant at the time the Extension Option is exercised in accordance with the terms of the Lease, as hereby amended.

11. Expansion Premises Termination Right. Provided that Tenant is not in default (beyond any applicable notice and cure period) under the Lease, as hereby amended, the Tenant shall have the right to terminate Tenant’s lease of the Expansion Premises only, effective as of the date set forth in the Termination Notice (the “Termination Date”), which Termination Date shall not be earlier than the commencement date of Tenant’s lease of the Available 6th Floor Space for Other Larger Space (both as defined in this Section 11, below), provided that (A)(i) there shall become available for lease during the Lease Term any space on the 6th floor of the Building (the “Available 6th Floor Space”) or other spaces in the Building which are larger than the Expansion Premises but not smaller than 3,000 square feet (each an “Other Larger Space”), (ii) Tenant shall lease from Landlord, and Landlord shall lease to Tenant, such Available 6th Floor Space or Other Larger Space for the entirety of the remaining Lease Term, and (iii) Tenant and Landlord shall execute an appropriate Lease an1endment reflecting Tenant’s lease of the Available 6th Floor Space or Other Larger Space; (B) Landlord receives written notice (the “Termination Notice”) from Tenant at least thirty (30) days prior to the Termination Date stating that Tenant intends to te1minate Tenant’s lease of the Expansion Premises pursuant to the terms and conditions of this Section 11; and (C) Tenant is not in default (beyond any applicable notice and cure period) under the Lease, as hereby amended, as of the Termination Date. Provided that Tenant terminates Tenant’s lease of the Expansion Premises pursuant to the terms of this Section 11, Tenant’s lease of the Expansion Premises shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under this Second Amendment in connection with Tenant’s lease of the Expansion Premises as of the Termination Date, except those obligations set forth in the Lease, as hereby amended, which specifically survive the expiration or earlier termination of this Second Amendment, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Second Amendment up to and including the Termination Date. Nothing contained herein shall be deemed to give Tenant the right to terminate its lease of the Existing Premises before the Lease Expiration Date.

12. Signage. At Landlord’s sole cost and expense, Tenant shall have the right to install a building standard signage on the directory board in the lobby of the Building as well as a suite entry signage.

13. Estoppel. Tenant hereby certifies and acknowledges that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding the L-C from Tenant in the amount of $207,070.62, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Second Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Second Amendment; and (iii) Landlord is relying on such representations in entering into this Second Amendment.

14. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Second Amendment other than Cushman & Wakefield representing Landlord and Redstone Commercial Real Estate representing Tenant (collectively, the “Broker”). Landlord shall pay any commission owed to Broker. Tenant warrants and represents to Landlord that in the negotiating or making of this Second Amendment neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Second Amendment other than the Broker. Each patty shall indemnify and hold the other harmless from any claim or claims, including costs, expenses and reasonable attorneys’ fees incurred by the other asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by such party or such party’s representatives.

15. Tenant’s Notices. Notwithstanding anything in the Existing Lease to the contrary, all notices required to be given to Tenant under the Lease shall hereafter also be given to the following address:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111-5800

Attn: Anna B. Pope

16. Ratification; No Further Modification. Except as set forth in this Second Amendment, all of the terms, covenants, conditions, provisions and agreements of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect. This Second Amendment shall be construed to be part of the Lease and shall be deemed incorporated into the Lease by this reference.

17. Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Signature page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Second Amendment as of the date first above written.

LANDLORD:	21st CENTURY TECHBANQ PASADENA LLC,
a California limited liability company

	By:	/s/ Juanling Wu
Juanling Wu
President

TENANT:	ROCKLEY PHOTONICS, INC.,
a Delaware corporation

	By:	/s/ Andrew Rickman
Andrew Rickman
Chairman and Chief Executive Officer

	By:	/s/ Amit Nagra
Amit Nagra
Chief Operating Officer

EXHIBIT A

EXPANSION PREMISES

A-1

EXHIBIT B

CONSTRUCTION RIDER

1. Tenant Improvements. Upon the full execution and delivery of the Second Amendment by Landlord and Tenant, Landlord shall, at Landlord’s sole cost and expense, complete in the Expansion Premises (as defined in Recital B of the Second Amendment) the following improvements (the “Tenant Improvements”):

(a)	Demolish the existing offices as set forth in Schedule 1 attached hereto and incorporated herein;

(b)	Paint the walls and ceilings with Building-standard paint;

(c)	Paint the accent color selected by Tenant and reasonably approved by Landlord on up to three of the walls in the Expansion Premises;

(d)	Install wall base molding;

(e)	Install new carpet with the same specifications as the carpet in Suite 600; and

(f)	Install up to four (4) additional electrical and data outlets in the location determined by Tenant and reasonably approved by Landlord.

Except for the Tenant Improvements in the Expansion Premises set forth in this Section l, or as otherwise specifically provided in the Lease (as amended), Tenant consents and agrees that Landlord does not have any obligation to perform any other work in the Premises (i.e., the Existing Premises and the Expansion Premises).

2. Other Improvements. Notwithstanding anything to the contrary contained herein, Tenant shall be responsible for the cost of any items other than the Tenant Improvements as expressly set forth in Section 1, above, or any additional costs which arise in connection with any revisions, changes or substitutions to the Tenant Improvements requested by Tenant (the “Non-Conforming Improvements”). In connection therewith, any costs which arise in connection with any such Non-Conforming Improvements shall be paid by Tenant to Landlord in cash, in advance, upon Landlord’s request.

3. Substantial Completion; Tenant Delays. Landlord shall use reasonable efforts to cause the Tenant Improvements to be Substantially Completed as soon as reasonably practicable. For purposes of the Second Amendment, “Substantial Completion” of the Tenant Improvements shall occur upon the completion of construction of the Tenant Improvements in the Expansion Premises in good and workmanlike manner, in compliance with all applicable laws (including the issuance of a certificate of occupancy or its equivalent), pursuant to Landlord’s plans and specifications reasonably approved by Tenant and the passing of all applicable inspections and obtaining all require fire/life-safety sign-offs allowing legal occupancy of the Expansion Premises for Tenant’s intended use, with the exception of any minor punch list items which will not impair Tenant’s intended use and occupancy of the Expansion Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by, or on behalf of, Tenant. (The definition of Substantial Completion shall also include the term “Substantially Completed”).

Except as provided in this Section 3, the Expansion Premises Commencement Date shall occur as set forth in Section 3 of the Second Amendment. The term “Date of Substantial Completion” means the date upon which the Tenant Improvements are Substantially Completed, provided that, notwithstanding anything to the contrary set forth in the Second Amendment or this Construction Rider and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the “Date of Substantial Completion” shall be the date the Substantial Completion of the Tenant Improvements would have occurred if no Tenant Delay(s) had occurred. The term “Tenant Delay” means a delay in the Substantial Completion of the Tenant Improvements past the Anticipated Expansion Premises Commencement Date as a direct, indirect, partial, or total result of any of the following: (a) Tenant’s failure to approve any matter requiring Tenant’s approval, or to deliver Tenant’s approval to Landlord, within three (3) business days, and such failure continuing for one (1) business day following receipt of notice from Landlord regarding such failure; (b) a breach by Tenant of the terms of the Lease, as amended (beyond the applicable notice and cure period set forth in the Lease); (c) Tenant’s request for changes in the Tenant Improvements; (d) Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the Anticipated Expansion Premises Commencement Date, as set forth in the Second Amendment, or which are different from, or not included in, Landlord’s standard improvement package items for the Building; (e) Tenant’s delay in the delivery and installation of Tenant’s Trade Fixtures and personal property, performance of IT/networking and electrical work, and moving into the Expansion Premises, as set forth in Section 4 of the Second Amendment; (f) any material disruption to or interference with the construction of the Tenant Improvements caused by Tenant; and (g) any other delay requested by Tenant. For purposes of this Section 3, “Tenant Delay” shall also include any action or failure to act by any person employed or engaged by Tenant, including but not limited to Tenant’s contractor(s), or by any agent or representative of Tenant.

4. Construction Coordination Fee. Notwithstanding anything to the contrary contained in the Existing Lease, Tenant shall have no obligation to pay to Landlord any construction coordination fee in connection with the Tenant Improvements.

5. Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Landlord or Tenant and whether installed at Landlord’s or Tenant’s cost, shall become a part of the Expansion Premises, shall be the property of Landlord, and, subject to the provisions of the Lease.(as amended), shall be surrendered by Tenant with the Expansion Premises without any obligation to remove or restore, without any compensation to Tenant, at the expiration or te1mination of the Lease in accordance with the provisions of the Lease, as amended; provided that any portion of the Tenant Improvements paid for by Tenant shall remain the property of Tenant during the Term, but shall become the property of Landlord upon expiration or earlier termination of the Lease. During the Term and upon its expiration or earlier termination, Tenant shall not alter or remove from the Premises any portion of the Tenant Improvements, whether installed or paid for by Landlord or by Tenant, without Landlord’s prior written consent, which may be withheld or conditioned in Landlord’s sole discretion.

SCHEDULE I

(TO BE ATTACHED)